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Exhibit 23(m)(2)

                   RETIREMENT PLANNING FUNDS OF AMERICA, INC.
                            DISTRIBUTION EXPENSE PLAN
                   IN RESPECT TO GOVERNMENT MONEY MARKET FUND

     SECTION 1. Retirement Planning Funds of America, Inc. (the "Company") pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "Act") may act as the distributor of the shares of the Government Money Market Fund (the "Fund") in accordance with the terms of this Distribution Expense Plan (the "Plan").

     SECTION 2. Pursuant to a Distributing Agreement between the Company and Venture Advisers, L.P. ("Venture"), Venture engages in the promotion and sale of the shares of the Fund under the Distributing Agreement. Venture receives no compensation for its services thereunder and pays the expenses of promoting and selling the shares. Venture also acts as the investment adviser to the Fund under an Investment Advisory Agreement with the Company. To the extent that any advisory fees paid by the Company, which respect to the Fund, pursuant to the Investment Advisory Agreement may be considered to be indirectly financing any activity or expenses which is primarily intended to result in the sale of Fund shares within the meaning of the Rule, the payment of such advisory fees is authorized under this Plan.

     SECTION 3. While this Plan is in effect, the selection and nomination of those directors of the Company who are not "interested persons" of the Company shall be committed to the discretion of the directors who are not interested persons then in office.

     SECTION 4. While this Plan is in effect, the Distributor shall furnish at least quarterly to the Board of Directors of the Company, and the Directors shall review, a written report of amounts expended for the promotion and sale of the Fund's shares during the last calendar quarter and the purposes for which such amounts were expended.

     SECTION 5. This Plan shall not take effect until it has been approved by a majority of the Board of Directors of the Company and by a majority of the Directors who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan ("Independent Directors"), by votes cast in person at a meeting called for the purpose of voting on the Plan, and by a vote of a majority of the outstanding voting securities of the Fund. Upon its effective date, this Plan shall supersede all prior plans adopted in accordance with Rule 12b-1, with respect to the Fund. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually by a majority of the Board of Directors and a majority of the Independent Directors, by votes cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time by a vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of the Fund. This Plan may not be amended to provide for any direct payment by the Company of distribution expenses, or otherwise to materially increase the amount to be spent by the Company for distribution


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expenses, without the approval of a majority of the outstanding voting securities of the Fund, and all material amendments to the Plan must be approved by a majority of the Board of Directors and a majority of the Independent Directors, by votes cast in person at a meeting called for the purpose of voting on such amendment.

     SECTION 6. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by a vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of the Fund, on not more than sixty days' notice to any other party to the agreement, and (b) that such agreement shall terminate automatically in the event of its assignment.

     SECTION 7. The adoption of this Plan and the furnishing of any reports pursuant to Section 4 shall not constitute any admission that any payments of investment advisory fees and expenses made by the Company constitute distribution expenses within the meaning of the Rule, or that any payments of distribution expenses by the Distributor of the Fund's shares would constitute the indirect payment of distribution expenses by the Company.

     SECTION 8. As used in this Plan, the terms "assignment," "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

February 1, 1992